News release: IMMEDIATE

JPMorgan Chase completes acquisition of The Bank of New York’s consumer, small-business and middle-market banking businesses

Chase creates unparalleled network of 750+ branches, 2,200 ATMs in New York Tri-State area

New York, Oct. 2, 2006 – JPMorgan Chase (NYSE: JPM) today announced the completion of its acquisition of The Bank of New York Company’s (NYSE: BK) consumer, small-business and middle-market banking businesses.

The former Bank of New York customers – as well as existing Chase customers – now have access, without paying a fee, to 2,200 Tri-state area ATMs, which are branded Chase or Bank of New York. In spring of 2007, they will have access to an unparalleled Tri-State network of more than 750 Chase branches when the 339 Bank of New York branches are converted to the Chase platform and brand.

In addition, JPMorgan Chase exchanged select corporate trust businesses with The Bank of New York as part of the transaction. JPMorgan Chase will concentrate on expanding its operating services businesses, including global custody, fund accounting, securities lending, global securities clearance, cash management and trade finance.

About JPMorgan Chase

JPMorgan Chase is a leading global financial services firm with assets of $1.3 trillion and operations in more than 50 countries. The firm is a leader in financial services for consumers and businesses, investment banking, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase has its corporate headquarters in New York and its U.S. consumer and commercial banking headquarters in Chicago. Under the JPMorgan, Chase, and Bank One brands, the firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients. Information about the firm is available at www.jpmorganchase.com.

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Investor Contact:	Julia B. Bates	Media Contact:	Thomas Kelly
	212-270-7325		312-732-7007